Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Registration No. 333-178001) and related prospectus supplement of Parkway Properties, Inc. and to the incorporation by reference therein of our report dated August 17, 2012, with respect to the statement of revenues and direct operating expenses of the Hearst Tower for the year ended December 31, 2011 included on Form 8-K/A filed with the Securities and Exchange Commission on August 20, 2012.

/s/ Ernst & Young LLP

Houston, Texas

December 3, 2012